EXECUTION VERSION

Exhibit 53

NEWCO-DT CALL OPTION

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.  INTERESTS IN THIS SECURITY MAY BE OFFERED, REOFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT IS A “QUALIFIED PURCHASER” (AS DEFINED IN SECTION 2(A)(51) OF THE U.S. INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”), AND THE RULES THEREUNDER) FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES, ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION.  EACH PURCHASER OF THIS SECURITY AND EACH SUBSEQUENT HOLDER OF THIS SECURITY IS REQUIRED TO NOTIFY ANY PURCHASER OF THE ABOVE TRANSFER RESTRICTIONS AND WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS AND WARRANTIES SET FORTH IMMEDIATELY BELOW AND UNDER SECTION 13 HEREOF.

EACH PURCHASER (INCLUDING SUBSEQUENT TRANSFEREES) OF THIS SECURITY (OR A BENEFICIAL INTEREST HEREIN) WILL BE DEEMED TO HAVE REPRESENTED, WARRANTED, ACKNOWLEDGED AND AGREED THAT: (1) IT IS PURCHASING THIS SECURITY (OR SUCH BENEFICIAL INTEREST) FOR ITS OWN ACCOUNT, AND NOT WITH A VIEW TO ANY PUBLIC RESALE OR DISTRIBUTION THEREOF; (2) IT UNDERSTANDS AND ACKNOWLEDGES THAT THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR ANY U.S. STATE OR FOREIGN SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION AND NOTWITHSTANDING THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, THE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED EXCEPT TO AN INVESTOR THAT IS A QUALIFIED INSTITUTIONAL BUYER (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) PURSUANT TO RULE 144A THAT IS ALSO A QUALIFIED PURCHASER (AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT AND THE RULES THEREUNDER); (3) IT IS A QUALIFIED INSTITUTIONAL BUYER AND ALSO A QUALIFIED PURCHASER; AND (4) IT AGREES ON ITS OWN BEHALF AND ON BEHALF OF EACH SUBSEQUENT HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF WILL AGREE, TO OFFER, REOFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY (I) TO AN INVESTOR WHO IS BOTH A QUALIFIED INSTITUTIONAL BUYER AND A QUALIFIED PURCHASER, AND (II) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES, ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION, SUBJECT IN EACH CASE TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL.

IF ANY PERSON ACQUIRING THIS SECURITY (OR A BENEFICIAL INTEREST HEREIN) IS NOT BOTH A QUALIFIED INSTITUTIONAL BUYER AND A QUALIFIED PURCHASER (OR FAILS TO MEET THE OTHER REQUIREMENTS SET FORTH HEREIN) AT THE TIME OF ACQUISITION HEREOF, SUCH TRANSACTION WILL BE NULL AND VOID AND OF NO EFFECT.

OPTION
to purchase
44,905,479
Shares of Common Stock of
T-Mobile US, Inc.,
a Delaware Corporation

1.            Definitions.  Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.00001 par value per share, of the Company.

“Company” means T-Mobile US, Inc., a Delaware corporation.

“DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“Equity Interests” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Excess Number” has the meaning set forth in Section 2(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means the lesser of (x) the Reference Price and (y) the SoftBank Sale Price.

“Expiration Time” means June 22, 2024.

“Final Determination” shall mean a “determination” as defined in Section 1313(a) of the Code, execution of an IRS Form 870-AD or any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise.

“Floating Option Instrument” means the SB-DT Call Option instrument, dated as of June 22, 2020, between SBGC or its successor, as grantor thereunder, and DT, as optionholder thereunder (as amended, restated, modified or supplemented from time to time).

“Foreclosure Transferred Shares” has the meaning set forth in Section 2(ii).

“Grantor” means T-Mobile Agent LLC, a Delaware limited liability company.

“Investment Company Act” means the Investment Company Act of 1940, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Issue Date” means June 22, 2020.

“Margin Loan” means the margin loan agreement to be entered into by and among the lenders party thereto and the Margin Loan Borrower to effect a margin loan secured by a pledge of Common Stock permitted to be incurred by the terms of the Proxy Agreement (or as otherwise agreed in writing by DT), as it may be amended, restated, modified or supplemented from time to time.

“Margin Loan Borrower” means Project 6 or any other subsidiary of SoftBank party to the Margin Loan as borrower thereunder.

“Margin Loan ROFR” means the right of DT to purchase Actual ROFR Shares (as defined in the Proxy Agreement) or exercise any similar rights to purchase shares of Common Stock pledged under a Margin Loan (including, for the avoidance of doubt, the right to acquire remaining Compliant Margin Loan Pledged Shares (as defined in the Proxy Agreement) following the purchase of the Actual ROFR Shares (as defined in the Proxy Agreement), in each case as contemplated by the Proxy Agreement and subject to the terms of any intercreditor agreement relating to the applicable Margin Loan.

“Margin Loan ROFR Transferred Shares” has the meaning set forth in Section 2(i).

“Market Price” means, on any date of determination, the last sale price of the Common Stock (or other Equity Interest) as reported on The NASDAQ Global Select Market (as reported on Bloomberg L.P. page “TMUS US Equity HP” (or any successor page thereto)) (or any other exchange or quotation system, if applicable) (or, in the case of other Equity Interest, on such other exchange and page as may be applicable). If the Common Stock (or such other Equity Interest) is not readily tradable on an established securities market, Market Price shall be reasonably determined in good faith by a third party appraisal firm mutually agreed by the Registrar and the Optionholder.

“Matching Option Grantor” means the “Grantor” under the Matching Option Instrument.

“Matching Option Instrument” means the SB-Newco Call Option instrument, dated as of June 22, 2020, between SBGC or its successor, as the grantor thereunder, and Newco, as the optionholder thereunder (as amended, restated, modified or supplemented from time to time).

“Merger Event” means, in respect of shares of Common Stock, any (i) reclassification or change of such shares of Common Stock that results in a transfer of or an irrevocable commitment to transfer all of such shares of Common Stock outstanding to another entity or person, (ii) consolidation, amalgamation, merger or binding share exchange of the Company with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Company is the continuing entity and which does not result in a reclassification or change of all of such shares of Common Stock outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of Common Stock of the Company that results in a transfer of or an irrevocable commitment to transfer all such shares of Common Stock (other than such shares of Common Stock owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger or binding share exchange of the Company or its subsidiaries with or into another entity in which the Company is the continuing entity and which does not result in a reclassification or change of all such shares of Common Stock outstanding but results in the outstanding shares of Common Stock (other than shares of Common Stock owned or controlled by such other entity) immediately prior to such event collectively representing less than 50% of the outstanding shares of Common Stock immediately following such event.

“Notice of Exercise” means the Form of Notice of Exercise attached as Annex A hereto.

“Option” means this Newco-DT Call Option, issued on the Issue Date specified above by the Grantor to the Optionholder (as amended, restated, modified or supplemented from time to time).

“Option Property” has the meaning set forth in Section 12(iv).

“Option Shares” has the meaning set forth in Section 2(i).

“Optionholder” has the meaning set forth in Section 2(i).

“Partial Transfer” has the meaning set forth in Section 8.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Project 6” means Delaware Project 6 L.L.C., a limited liability company organized in the state of Delaware and a wholly owned subsidiary of SoftBank.

“Proxy Agreement” means the Proxy, Lock-Up and ROFR Agreement, dated as of April 1, 2020, by and between SoftBank and DT (as amended, restated, modified or supplemented from time to time, including, without limitation, pursuant to the letter agreement, dated as of June 22, 2020, between DT and SoftBank).

“Purchaser” has the meaning set forth in Section 8.

“Reference Price” means $106.90.

“Registrar” means SBGC, acting as registrar under Section 9 hereof.

“SBGC” means SoftBank Group Capital Ltd, a private limited company incorporated in England and Wales and wholly owned subsidiary of SoftBank.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Security Agreement” means a pledge and security agreement in respect of this Option to create in favor of the Optionholder a security interest in all right, title and interest of the Grantor (or its successor) in the Matching Option Instrument, the Security Agreement (as defined in the Matching Option Instrument) in respect thereof and any proceeds of the foregoing (as amended, restated, modified or supplemented from time to time).

“SoftBank” means SoftBank Group Corp., a Japanese kabushiki kaisha.

“SoftBank Sale Price” means the volume weighted average price of the SoftBank Shares sold in one or more underwritten public offerings of Common Stock, which may include one or more “synthetic secondary offerings” undertaken through the Company, in each case during the period beginning on the Issue Date and ending on the earlier of (i) the date six months following the Issue Date and (ii) the close of business on the Business Day immediately preceding the date of delivery of the first Notice of Exercise, calculated after all discounts, commissions, spreads, fees or other similar amounts as determined by, or agreed to with, the underwriters, placement agents or other persons performing similar functions in connection with such public offerings.

“SoftBank Shares” means up to 193,314,426 shares of Common Stock that SBGC may sell on or prior to the date that is six months following the Issue Date.

“Transferred Shares” has the meaning set forth in Section 2(ii).

2.            Number of Option Shares; Exercise Price.

(i)            This certifies that, for value received, DT or its permitted assigns (the “Optionholder”) is entitled, upon the terms hereinafter set forth, to acquire from the Grantor, in whole or in part, up to an aggregate of 44,905,479 fully paid and nonassessable shares of Common Stock (the “Option Shares”), at a purchase price per share of Common Stock equal to the Exercise Price.  The Option Shares and the Exercise Price are subject to adjustment as provided herein (including under Section 2(ii), Section 3(i) and Section 12 hereof), and all references to “Common

Stock,” “Option Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

(ii)            If (a) the Margin Loan Borrower transfers any shares of Common Stock as a result of (x) foreclosure on such shares under the Margin Loan (such shares, the “Foreclosure Transferred Shares”) or (y) a purchase pursuant to the Margin Loan ROFR of such shares (such shares, the “Margin Loan ROFR Transferred Shares” and, together with the Foreclosure Transferred Shares, the “Transferred Shares”) and (b) the number of Transferred Shares exceeds the number of shares of Common Stock subject to the Floating Option Instrument immediately prior to such foreclosure or purchase (the amount of such excess being the “Excess Number”), then the number of Option Shares shall automatically be reduced by a number (rounded to the nearest whole number of shares) equal to the Excess Number; provided that subsequent to any Partial Transfer such reduction shall be allocated pro rata among this Option and each other Option exchanged for the Option originally issued on the Issue Date.

(iii)            The Optionholder shall be responsible for satisfying all legal requirements applicable to its exercise of this Option, and the Grantor shall not be required to settle this Option if settlement of this Option would violate any applicable legal requirement.

3.            Exercise of Option; Exchange.

(i)            Subject to Section 3(iii) and Section 4(ii), the right to purchase Option Shares represented by this Option is exercisable, in whole or in part by the Optionholder, at any time or from time to time from and after the Issue Date but in no event later than the Expiration Time, by (A) the surrender of this Option and the Notice of Exercise attached as Annex A hereto, duly completed and executed on behalf of the Optionholder, at the principal office of the Registrar located at 1 Circle Star Way, San Carlos, CA 94070, Attn: SBGI Legal Team, e-mail: SBGI-Legal@softbank.com and SBGI-FinOps@softbank.com (or such other office or agency of the Registrar as it may designate by notice in writing to the Optionholder), with a copy (which shall not constitute a Notice of Exercise) to the principal executive office of the Grantor located at T-Mobile Agent LLC, c/o T-Mobile US, Inc., 12920 SE 38th Street, Bellevue, WA 98006 Attn: Broady Hodder, e-mail: Broady.Hodder@T-Mobile.com, and (B) payment of the Exercise Price for the Option Shares thereby purchased by wire transfer of immediately available funds to an account 3(i)designated by the Matching Option Grantor.

(ii)            If the Optionholder does not exercise this Option in its entirety, the Optionholder shall be entitled to receive from the Registrar, upon request, a new option of like tenor in substantially identical form and on the same terms for the purchase of that number of Option Shares equal to the difference between the number of Option Shares subject to this Option and the number of Option Shares as to which this Option is so exercised.

(iii)            On or after October 2, 2020, each of the Grantor and any Optionholder shall have the right at any time to effectuate the exchange of this Option pursuant to which Newco shall (i) transfer and assign to each Optionholder a pro rata interest in the SB-Newco Call Option and (ii) assign to each Optionholder a pro rata interest in the Security Agreement (as defined in the Matching Option Instrument), upon which this Option shall be deemed to have been surrendered, exchanged and replaced in full. To effectuate the transfer and assignment pursuant to this Section 3(iii), the Matching Option Grantor shall, in each case, issue a SB-Newco Call Option registered in the name of each Optionholder and representing the right of each such Optionholder to purchase the same number of Option Shares subject to such Option

4.            Delivery of Option Shares.

(i)            The Option Shares acquired upon exercise of this Option shall be delivered no later than the second Business Day following the date of exercise of this Option in book-entry form.  The Optionholder hereby acknowledges that Option Shares acquired upon exercise of this Option have not been registered under the Securities Act and must be held indefinitely unless such Option Shares are subsequently registered under the Securities Act or an exemption from such registration is available, and the Company is under no obligation to register the Option Shares.

(ii)            The Option Shares acquired upon exercise of this Option shall be delivered by the Matching Option Grantor directly to the Optionholder against payment or delivery of the Exercise Price by the

Optionholder directly to the Matching Option Grantor.  Such delivery of the Option Shares by the Matching Option Grantor to the Optionholder shall be deemed for all purposes to satisfy the Grantor’s obligation to deliver the Option Shares to the Optionholder hereunder and such delivery of the Exercise Price by the Optionholder to the Matching Option Grantor shall be deemed for all purposes to satisfy the Optionholder’s obligation to deliver the Exercise Price to the Grantor hereunder.  The Optionholder acknowledges and agrees that the Grantor shall have no obligation to deliver to the Optionholder any Option Shares which the Matching Option Grantor fails to deliver either to the Optionholder directly or to the Grantor.

5.            No Fractional Shares.  No fractional Option Shares or other Equity Interests representing fractional Option Shares or other Equity Interests shall be issued or obtained upon any exercise of this Option.  In lieu of any fractional share to which the Optionholder would otherwise be entitled, the Optionholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock or such other Equity Interests on the last trading day preceding the date of exercise less the Exercise Price for such fractional share.

6.            No Rights as Stockholders.  Except as otherwise provided by the terms of this Option, this Option does not entitle the Optionholder to (i) receive dividends or other distributions, (ii) consent to any action of the stockholders of the Company, (iii) receive notice of or vote at any meeting of the stockholders, (iv) receive notice of any other proceedings of the Company or (v) exercise any other rights whatsoever, in any such case, as a stockholder of the Company prior to the date of exercise hereof.

7.            Charges, Taxes and Expenses.  Issuance of this Option and the delivery of any shares of Common Stock or other Equity Interests to the Optionholder upon the exercise of this Option shall be made without charge to the Optionholder for any transfer tax or other incidental expense in respect of such delivery, all of which taxes and expenses shall be paid by the Registrar.

8.            Transfer and Assignment. Subject to applicable securities laws, the Optionholder shall have the right to pledge, transfer or assign its rights and obligations hereunder, in whole or in part, to (a) the Company, (b) any wholly-owned subsidiary of the Optionholder (so long as such transferee remains a wholly-owned subsidiary of the Optionholder) or (c) any Person that is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act (each such Person, a “Purchaser”); provided that (1) a Purchaser shall, as a condition for such transfer or assignment, provide to the Registrar a duly executed certificate in the form of Annex B hereto and an executed joinder to the Security Agreement (if any) and any intercreditor agreement entered into in connection with the Margin Loan in a form reasonably satisfactory to the Registrar and (2) such pledge, transfer or assignment will not result in (A) the Grantor incurring any tax cost not reimbursed under this Option or the Matching Option Instrument or (B) a deemed exchange with respect to the Grantor within the meaning of Section 1001 of the Code.  Upon a transfer permitted by this Section 8, this Option shall be transferrable upon surrender of this Option to the office or agency of the Registrar described in Section 3, and a new Option of the same tenor and date as this Option but registered in the name of one or more transferees shall be made and delivered by the Registrar to each Purchaser at each such address furnished to the Registrar.  If the transferring holder does not transfer the entirety of its rights to purchase all Option Shares hereunder (each such transfer, a “Partial Transfer”), such holder shall be entitled to receive from the Registrar a new Option in substantially identical form for the purchase of that number of Option Shares as to which the right to purchase was not transferred and otherwise substantially on the same terms as the original Option prior to the Partial Transfer.  Each Partial Transfer must transfer or assign rights to purchase a minimum of 5,000,000 Option Shares, or, if rights to purchase less than 5,000,000 Option Shares are exercisable hereunder, all rights to purchase Option Shares then exercisable hereunder. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Options pursuant to this Section 8 shall be paid by the Registrar, other than the costs and expenses of counsel or any other advisor to the Optionholder and its transferee.

9.            Registry of Option.  The Grantor appoints SBGC to act as the Registrar hereunder and SBGC accepts such appointment and agrees to carry out the responsibilities and duties of the Registrar in accordance with the terms of this Option. The Registrar shall maintain a registry showing the name and address of the Optionholder as the registered holder of this Option.  This Option may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Registrar, and the Grantor shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.            Loss, Theft, Destruction or Mutilation of Option.  Upon receipt by the Registrar of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Registrar, or, in the case of any such mutilation, upon surrender and cancellation of this Option, the Registrar shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Option, a new Option of like tenor and representing the right to purchase the same aggregate number of Option Shares as provided for in such lost, stolen, destroyed or mutilated Option.

11.            Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.            Adjustments and Other Rights.  The Exercise Price and Option Shares subject to this Option shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment, no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication and for the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Option Shares subject to this Option shall be made pursuant to this Section 12.

(i)            Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Company shall at any time or from time to time (a) declare, order, pay or make a dividend or make a distribution on its Common Stock in shares of Common Stock, (b) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Option Shares subject to this Option at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Optionholder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Option after such date had this Option been exercised in full immediately prior to such record date or effective date, as the case may be.  In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Option Shares subject to this Option in full before the adjustment determined pursuant to the immediately preceding sentence and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Option Shares subject to this Option in full determined pursuant to the immediately preceding sentence.

(ii)            Distributions.  If the Company shall fix a record date for the making of a dividend or other distribution (by spin-off or otherwise) on shares of Common Stock, whether in cash, Equity Interests of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including Equity Interests, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, excluding (x) dividends or distributions subject to adjustment pursuant to Section 12(i) or (y) dividends or distributions of rights in connection with the adoption of a stockholder rights plan in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock issued subsequent to the initial dividend or distribution of such rights), then (a) in the case of any such cash dividend or distribution, the Exercise Price in effect immediately prior to such record date shall be reduced by the gross amount of such cash dividend or distribution without giving effect to any withholding or deduction of taxes at the source by or on behalf of any applicable authority having power to tax in respect of such cash dividend or distribution and (b) in each such other case, in addition to the number of Option Shares subject to this Option, the Optionholder shall be entitled to receive such Equity Interests of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including Equity Interests, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, that a holder of such number of shares of Common Stock on such record date would have been entitled to receive as a result of such dividend or other distribution.  For purposes of the foregoing, in the event that such dividend or distribution in question is ultimately not so made, the Exercise Price and the number of Option Shares subject to this Option then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend or distribution, to the Exercise Price that would then be in effect and the number of Option

Shares that would then be subject this Option if such record date had not been fixed.  The provisions of this Section 12 shall apply in respect of any Equity Interests that the Optionholder may become entitled to receive by operation of this Section 12(ii).

(iii)            Merger Event.  In case of any Merger Event, notwithstanding anything to the contrary contained herein, (a) the Exercise Price shall be reduced (but not below zero) by the amount of cash, if any, forming part of the merger consideration per share of Common Stock (assuming for this purpose that any election to receive cash in respect of shares of Common Stock is made for the maximum amount of cash that may be delivered) and (b) the Optionholder’s right to receive Option Shares upon exercise of this Option shall be converted, effective upon the occurrence of such Merger Event, into the right to exercise this Option to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock subject to (at the time of such Merger Event) this Option immediately prior to such Merger Event would have been entitled to receive upon consummation of such Merger Event (assuming for this purpose that any election to receive cash in respect of shares of Common Stock is made for the maximum amount of cash that may be delivered).

(iv)            Calculation of Certain Option Property.  Notwithstanding anything to the contrary, in the event that any Equity Interests, other securities of the Company or any other Person or any other property that the Optionholder may become entitled to receive by operation of this Section 12 (individually and collectively, “Option Property”) shall, by its terms, in whole or in part, (x) mature or expire prior to the Expiration Time, or (y) require the giving of any notice or the taking of any action the failure of either of which could result in (1) the forfeiture of rights or value to which the holder thereof would otherwise be entitled prior to the Expiration Time or (2) the maturation or expiration of such Option Property prior to the Expiration Time, then the Exercise Price shall be reduced by the fair market value of such Option Property determined in accordance with this Section 12(iv).  The fair market value of Option Property that is listed or traded on an exchange or the prices for which are available on a quotation system shall be the last sale price for such Option Property on such exchange or quotation system.  If such Option Property is not listed or traded an exchange or quotation system, the Registrar shall determine the fair market value of such Option Property based on prices for such Option Property obtained from several leading dealers in the market for such Option Property, or if such prices are not available to the Registrar notwithstanding its commercially reasonable efforts so to procure, the fair market value of such Option Property shall be determined by a nationally recognized investment banking, accounting or valuation firm mutually agreed by the Registrar and the Optionholder.

(v)            Statement Regarding Adjustments.  Whenever the Exercise Price or the number of Option Shares subject to this Option shall be adjusted as provided in this Section 12, the Registrar shall determine the amount and form of any such adjustment in good faith and in a commercially reasonable manner and shall prepare a statement showing in reasonable detail the basis for such determination (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such determination) and cause a copy of such statement to be delivered to the Optionholder as promptly as practicable and in no event later than 5 Business Days following its determination regarding such adjustment.

(vi)            Notice of Adjustment Event.  In the event that the Company takes any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the number of Option Shares subject to this Option or a change in the type of securities or property to be delivered upon exercise of this Option), the Registrar shall provide written notice to the Optionholder, which notice shall set forth the facts with respect thereto as shall be reasonably necessary to indicate the proposed effect on the Exercise Price and the number, kind or class of shares or other securities or property which upon the delivery of such shares or other securities or property to a holder of Common Stock, is expected to be deliverable to the Optionholder upon exercise of this Option and show in reasonable detail the basis for such determination (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such determination).

(vii)            Adjustment Rules.  Any adjustments pursuant to this Section 12 shall be made (a) successively whenever an event referred to herein shall occur and (b) in a manner consistent with the adjustments made to the “Option Shares” or “Exercise Price” (in each case as defined in the Matching Option Instrument), as the case may be, pursuant to Section 12 of the Matching Option Instrument.  If an adjustment in the Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in the Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

13.            Representations.

(i)            The Optionholder represents and warrants to, and agrees with, the Grantor and Registrar that:

(a)            It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act.

(b)            (1) It is acting for its own account, and it has made its own independent decisions to enter into this Option and as to whether this Option is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (2) it is not relying on any communication (written or oral) of the other party or any of the other party’s affiliates as investment advice or as a recommendation to enter into this Option (it being understood that information and explanations related to the terms and conditions of this Option shall not be considered investment advice or a recommendation to enter into this Option) and (3) no communication (written or oral) received from the other party or any of the other party’s affiliates shall be deemed to be an assurance or guarantee as to the expected results of transactions contemplated by this Option.

(ii)            The Grantor represents and warrants to, and agrees with, the Optionholder and the Registrar that:

(a)            It is duly organized and validly existing under the laws of its jurisdiction of incorporation and, if relevant under such laws, is in good standing; it has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Option; and such execution, delivery and performance have been duly authorized by all necessary corporate action on its part.

(b)            Neither the execution and delivery of this Option nor the incurrence or performance of the obligations of such party hereunder will conflict with or result in a breach of (1) the certificate of incorporation or by laws (or any equivalent documents) of the Grantor or (2) any agreement or instrument to which the Grantor is a party or by which it is bound or to which it is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except, in the case of clause (2), to the extent that such conflict, breach, default or lien would not have a material adverse effect on the Grantor, this Option or the Optionholder’s rights or obligations relating to this Option, or the power or ability of the Grantor to execute and deliver this Option or perform its obligations hereunder.

(iii)            The Registrar represents and warrants to, and agrees with, the Grantor and the Optionholder that:

(a)            It is duly organized and validly existing under the laws of its jurisdiction of incorporation and, if relevant under such laws, is in good standing; it has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Option; and such execution, delivery and performance have been duly authorized by all necessary corporate action on its part.

(b)            Neither the execution and delivery of this Option nor the incurrence or performance of the obligations of such party hereunder will conflict with or result in a breach of (1) the certificate of incorporation or by laws (or any equivalent documents) of the Grantor or (2) any agreement or instrument to which the Grantor is a party or by which it is bound or to which it is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except, in the case of clause (2), to the extent that such conflict, breach, default or lien would not have a material adverse effect on the Registrar, this Option or the Registrar’s rights or obligations relating to this Option, or the power or ability of the Registrar to execute and deliver this Option or perform its obligations hereunder.

14.            Tax Matters.

(i)            The parties agree that, for U.S. federal income tax purposes, this Option and the Matching Option Instrument shall be treated as a single call option that SBGC issued to DT with respect to the shares of Common Stock covered thereby that, together with the Floating Option Instrument, is granted as consideration for DT’s delivery of the consent under the Proxy Agreement.  The parties shall not take, and shall cause their affiliates not to take, any position inconsistent with this Section 14(i) for U.S. federal income tax filing or reporting purposes, unless otherwise required by a Final Determination.

(ii)            The Grantor represents and warrants to the Optionholder that it is a Delaware limited liability company that is treated as disregarded as separate from a United States person (as that term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

(iii)            Upon the reasonable request of the Optionholder, the Grantor agrees to deliver to the Optionholder, as applicable, a U.S. Internal Revenue Service Form W-9 (or successor thereto), and the Optionholder agrees to deliver to the Grantor, as applicable, a U.S. Internal Revenue Service Form W-8 or Form W-9 (or successor thereto) and any other tax forms or documentation requested by the Grantor that Optionholder is eligible to deliver.

(iv)            Each party and any of its affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Option such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax law.  To the extent amounts are so withheld and paid over to or deposited with the relevant taxing authority, such deducted and withheld amounts shall be treated for all purposes of this Option as having been paid to the person in respect of which such deduction and withholding was made.  In addition, to the extent that amounts are withheld and paid over to or deposited with the relevant taxing authority by the Matching Option Grantor with respect to the Matching Option Instrument, such deducted and withheld amounts shall be treated for all purposes of this Option as having been paid to the Optionholder.  The parties shall, and shall cause their representatives and affiliates to, reasonably cooperate to reduce or eliminate any amount required to be deducted and withheld pursuant to this Section 14(iv).

15.            Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(i)            THIS OPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between the parties arising out of or relating to this Option, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 18 shall be effective service of process for any such action.

(ii)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS OPTION IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OPTION OR THE TRANSACTIONS CONTEMPLATED HEREBY  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS OPTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 15(ii).

16.            Binding Effect.  This Option shall be binding upon any successors or assigns of the Grantor.

17.            Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Option may be amended, modified or discharged or waived only by written agreement executed by the parties hereto, and no extension of time for the performance of any of the obligations hereunder shall be valid or binding unless set forth in writing and duly executed by the parties.  Any waiver shall constitute a waiver only with respect to the specific matter described in such written agreement and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time.  The waiver by any of the parties of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  Except as expressly provided in this Option, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

18.            Notices.  Unless otherwise provided in this Option, all notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next Business Day, (ii) on the next Business Day if sent by overnight courier and delivered on such Business Day within ordinary business hours and, if not, the next Business Day following delivery; and (iii) when received, if received during normal business hours and, if not, the next Business Day after receipt, if delivered by e-mail or any means other than those specified above; provided that all notices to Grantor hereunder shall be sent (1) by email to the email address(es) of the Grantor specified below and (2) by one additional method specified in clause (i) or (ii) above. Such notices shall be delivered to the address set forth below, or to such other address as a party shall have furnished to the other party in accordance with this Section 18.  In the event that this Option is transferred or assigned, the address of the Optionholder or the Grantor shall be such other address as shall have been furnished to the other party pursuant to Section 8 or this Section 18, as applicable.

If to the Grantor, to:

T-Mobile Agent LLC c/o T-Mobile US, Inc. 12920 SE 38th Street Bellevue, WA 98006 Attention: Broady Hodder E-mail: Broady.hodder@T-Mobile.com

If to the Registrar, to:

SoftBank Group Capital Ltd 69 Grosvenor Street, London, W1K 3JP United Kingdom Attention: SBGI Legal E-mail: sbgi-legal@softbank.com

and

SoftBank Group Corp. Tokyo Shiodome Bldg. 1-9-1 Higashi-shimbashi Minato-ku, Tokyo 105-7303 Japan
Attention: E-mail:	Corporrate Officer, Head of Legal Unit bgrp-legalnotice@g.softbank.co.jp sbgi-legal@softbank.com with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Attention: E-mail:	Robert DeLaMater Sarah Payne DeLaMaterR@sullcrom.com PayneSA@SULLCROM.com

If to the Optionholder, to:
Deutsche Telekom AG Friedrich-Ebert-Allee 140 53113 Bonn, Germany Attention: Axel Lützner, Head of Legal M&A E-mail: Axel.Luetzner@telekom.de with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019
Attention: E-mail:	Richard Hall Andrew C. Elken RHall@cravath.com AElken@cravath.com

19.            Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

20.            Counterparts.  This Option may be signed in any number of counterparts, each of which shall be deemed an original (including signatures delivered via facsimile or electronic mail) with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto may deliver this Option by facsimile or by electronic mail and each party hereto shall be permitted to rely on the signatures so transmitted to the same extent and effect as if they were original signatures.

21.            Limited Recourse.  Notwithstanding anything to the contrary contained in this Option or the Security Agreement, the sole recourse of the Optionholder against the Grantor in respect of any obligations under this Option, including, without limitation, the right to acquire Option Shares pursuant to Section 2, shall be limited to enforcement on the Collateral (as defined in the Security Agreement).  Accordingly, the Optionholder shall not have any claim, right to payment, right of set-off or recourse against the Grantor or any of its affiliates for any amount or obligation, including without limitation, any amounts or obligations which are or remain unsatisfied after the enforcement on the Collateral, and any unsatisfied amounts or obligations, after such enforcement, shall be waived and extinguished.

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IN WITNESS WHEREOF, the Grantor has caused this Option to be duly executed by a duly authorized officer.

Dated: June 22, 2020

T-MOBILE AGENT LLC

By:
Name: J. Braxton Carter
Title: Executive Vice President & Chief Financial Officer

SOFTBANK GROUP CAPITAL LTD, as the Registrar,

By:
Name:
Title:

Acknowledged and Agreed

DEUTSCHE TELEKOM AG

By:
Name:
Title: